Exhibit 99.1

Bar Harbor Bankshares Declares Quarterly Cash Dividend

BAR HARBOR, MAINE - July 23, 2020 -- Bar Harbor Bankshares (NYSE American: BHB or the “Company”), announced that its Board of Directors declared at its July 21, 2020 meeting, a quarterly cash dividend of $0.22 per share of common stock to shareholders of record at the close of business on August 18, 2020, payable on September 18, 2020. This dividend equates to a 3.93% annualized yield based on the $22.39 closing price of the Company's common stock at the end of the second quarter of 2020.

Bar Harbor Bankshares (NYSE American: BHB) is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Founded in 1887, Bar Harbor Bank & Trust is a true community bank serving the financial needs of its clients for over 130 years. Bar Harbor provides full service community banking with office locations in all three Northern New England states of Maine, New Hampshire, and Vermont. For more information, visit www.barharbor.bank.

Contact

Bar Harbor Bankshares

Josephine Iannelli

EVP, Chief Financial Officer & Treasurer

(207) 288-3314

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